EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE

SECOND QUARTER OF FISCAL 2007

BOISE, Idaho, April 4, 2007 – Micron Technology, Inc., (NYSE: MU) today announced financial results for its second quarter and first six months of fiscal 2007, which ended March 1. For the first six months of fiscal 2007, the Company earned net income of $63 million ($0.08 per diluted share) on net sales of $2.96 billion. For the second quarter, the Company incurred a net loss of $52 million ($0.07 per diluted share) on net sales of $1.43 billion.

Megabit sales of memory products increased approximately 35 percent in the second quarter of fiscal 2007 compared to the first quarter. During the second quarter, the Company increased its production of DRAM and NAND flash memory products by 15 percent and 60 percent, respectively, resulting from improved DRAM manufacturing efficiencies and the ramp of NAND production in Virginia. Memory production slightly outpaced memory sales in the second quarter, leading to a higher level of finished goods inventories. As a result of the higher levels of production, the Company’s per megabit manufacturing costs for DRAM and NAND flash memory products decreased approximately 15 percent and 25 percent, respectively, in the second quarter compared to the first.

“We are pleased with the ramp of our NAND flash production at our Virginia and Utah facilities,” said Micron Chief Operating Officer Mark Durcan.  “Both operations are executing well and proving the production worthiness of our advanced NAND technology. Additionally, our TECH Semiconductor joint venture fab in Singapore is progressing ahead of schedule on its 300 mm conversion and ramp of advanced DRAM devices.”

Market conditions in the second quarter of fiscal 2007 for the Company’s memory products led to significant declines in average selling prices for much of the Company’s product portfolio. Decreases in the Company’s costs of NAND flash memory products were eclipsed by a nearly 30 percent reduction in average selling prices in the second quarter. Cost decreases for DRAM products approximated the decreases in average selling prices, resulting in relatively stable gross margins for DRAM products when comparing the second and first quarters of fiscal 2007.  The Company’s sales of CMOS image sensors in the second quarter decreased from the first quarter due to weakness in the mobile handset market, increased competition and shifts in market mix towards lower value VGA-based camera phones.

Steve Appleton, Micron Chairman, CEO and President, commented, “Notwithstanding current, challenging market conditions, the size of the markets for our semiconductor products continues to grow at an impressive rate. Our broad product portfolio, coupled with our expanded capacity, leaves us well positioned to leverage our investments in technology.”

In the second quarter, the Company received proceeds of $309 million from incremental equipment financing and capital contributions from joint venture partners of $259 million. The Company ended the second quarter with $2.2 billion in consolidated cash and short-term investments. Subsequent to quarter end on March 30, 2007, the Company acquired the ownership interest in TECH Semiconductor previously held by the Singapore Economic Development Board with the resulting ownership interest held by the Company increasing to 73 percent.

The Company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the Company’s Web site until April 4, 2008. A taped audio replay of the conference call will also be available at (973) 341-3080 (conference number: 8533070) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on April 11, 2007.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron visit www.micron.com.

MICRON TECHNOLOGY, INC.

CONSOLIDATED FINANCIAL SUMMARY

(Amounts in millions except per share data)

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Mar. 1,	Nov. 30,	Mar.2,	Mar. 1,	Mar. 2,
	2007	2006	2006	2007	2006

Net sales	$1,427	$1,530	$1,225	$2,957	$2,587
Cost of goods sold	1,070	1,088	989	2,158	2,040
Gross margin	357	442	236	799	547

Selling, general and administrative	153	180	108	333	203
Research and development	243	183	159	426	325
Other operating (income) (1)	(5)	(31)	(219)	(36)	(231)
Operating income (loss)	(34)	110	188	76	250

Interest income (expense), net	31	40	13	71	13
Other non-operating income (expense)	5	3	(1)	8	--
Income tax (provision) (2)	(6)	(9)	(7)	(15)	(7)
Noncontrolling interests in net income	(48)	(29)	--	(77)	--
Net income (loss)	$(52)	$115	$193	$63	$256

Earnings (loss) per share:
Basic	$(0.07)	$0.15	$0.29	$0.08	$0.39
Diluted	(0.07)	0.15	0.27	0.08	0.37

Number of shares used in per share calculations:
Basic	768.7	767.0	661.5	767.9	655.8
Diluted	768.7	779.6	714.6	776.3	710.6

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Mar. 1,	Nov. 30,	Aug. 31,
	2007	2006	2006
Cash and short-term investments	$2,193	$2,638	$3,079
Receivables	943	996	956
Inventories	1,293	1,114	963
Total current assets	4,528	4,853	5,101
Property, plant and equipment, net	7,593	7,010	5,888
Goodwill	522	502	502
Total assets	13,376	13,074	12,221

Accounts payable and accrued expenses	1,376	1,578	1,319
Current portion of long-term debt	183	159	166
Total current liabilities	1,777	1,925	1,661
Long-term debt (3)	639	409	405
Noncontrolling interests in subsidiaries (4)	2,283	1,982	1,568
Total shareholders’ equity	8,249	8,279	8,114

	Six Months Ended
	Mar. 1,	Mar.2,
	2007	2006
Net cash provided by operating activities	$716	$1,306
Net cash used for investing activities	(1,195)	(694)
Net cash provided by financing activities	614	400

Depreciation and amortization	800	595
Expenditures for property, plant and equipment	(2,180)	(455)
Capital contributions from joint venture partners	647	500
Payments on equipment purchase contracts	(287)	(77)

Noncash equipment acquisitions on contracts payable and capital leases	667	144

(1)             Other operating expense for the first six months of 2007 includes $10 million from gains on disposals of semiconductor equipment.  Other operating income for the first quarter of fiscal 2007 includes a gain of $30 million from the sale of certain intellectual property to Toshiba Corporation.  Other operating expense in the first quarter of fiscal 2007 includes net losses of $8 million from changes in currency exchange rates.  Other operating income for the second quarter of 2006 includes $230 million of net proceeds from Intel Corporation for the sale of the Company’s existing NAND Flash memory designs and certain related technology and the Company’s acquisition of a perpetual, paid-up license to use and modify such designs.  Other operating expense for the second quarter and first six months of 2006 includes $9 million and $9 million, respectively, from losses net of gains on write-downs and disposals of semiconductor equipment.

(2)             Income taxes for 2007 and 2006 primarily reflect taxes on the Company’s non-U.S. operations and U.S. alternative minimum tax.  The Company has a valuation allowance for its net deferred tax asset associated with its U.S. operations.  The provision for taxes on U.S. operations in 2007 and 2006 was substantially offset by reductions in the valuation allowance.  As of March 1, 2007, the Company had aggregate U.S. tax net operating loss carryforwards of $1.5 billion and unused U.S. tax credit carryforwards of $191 million.  The Company also has unused state tax net operating loss carryforwards of $1.4 billion and unused state tax credits of $169 million.  Substantially all of the net operating loss carryforwards expire in 2022 to 2025 and substantially all of the tax credit carryforwards expire in 2013 to 2026.

(3)             In the second quarter of fiscal 2007, the Company received $309 million in proceeds from equipment financing arrangements payable in periodic installments over the next five years.

(4)             Subsequent to second quarter end, effective March 30, 2007, the Company acquired all of the shares of TECH Semiconductor Singapore Pte. Ltd. (“TECH”) common stock held by the Singapore Economic Development Board for approximately $290 million payable over nine months.  As a result of the acquisition, the Company’s ownership interest in TECH increased from 43% to 73%.